Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

SARATOGA RESOURCES, INC. REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Houston, TX – November 13, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced financial and operating results for the quarter ended September 30, 2013.

Key Financial Results

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Oil revenue of $16.3 million for Q3 2013 compared to $14.2 million for Q3 2012;

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Gas revenue of $0.9 million for Q3 2013 compared to $2.2 million for Q3 2012;

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Discretionary cash flow of $1.8 million, or $0.06 per fully diluted share, for Q3 2013 compared to discretionary cash flow of $4.4 million, or $0.14 per fully diluted share, for Q3 2012;

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EBITDAX of $6.7 million for Q3 2013 compared to $8.5 million for Q3 2012;

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Operating loss of $(3.0) million, or $(0.10) per fully diluted share, for Q3 2013 compared to operating income of $3.8 million, or $0.12 per fully diluted share, for Q3 2012; and

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Net loss of $(5.7) million, or $(0.19) per fully diluted share, for Q3 2013 compared to net loss of $(0.5) million, or $(0.02) per fully diluted share, for Q3 2012.

Discretionary cash flow and EBITDAX are non-GAAP financial measures and are defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” below.

Oil and gas revenues totaled $17.2 million, up $0.7 million or 4.5% from the third quarter 2012. The increase in oil and gas revenues reflects a 15.1%, or $2.1 million, increase in oil revenue and a 62.2%, or $1.4 million, decline in gas revenue.  The increase in oil revenues was attributable to a 9.2% increase in oil production and a 5.4% increase in average price.  The decrease in natural gas revenues was attributable to a 66.3% decrease in natural gas production, partially offset by a 12.6% increase in average price.

The increase in oil and gas revenues during the quarter was offset by a $0.7 million increase in hedging losses and a $0.3 million decline in other revenues resulting in a $0.2 million, or 1.4%, decline in total revenues for the quarter.

The operating loss for the quarter reflected the slight decline in total revenues ($0.2 million) and a $6.7 million increase in operating costs during the quarter.  Included in the increase in operating costs for the quarter were a $2.2 million increase in non-cash impairment expenses associated with the loss of the company’s Little Bay lease when the Company opted to release the operating agreement and a $0.7 million loss on P&A associated with unusual conditions encountered in a high pressure well plugged in Vermilion 16 field. In addition to the impairment loss associated with termination of the Little Bay lease, the Company’s lease operating expenses reflect a $0.4 million loss associated with a barge removal in Little Bay field. An insurance claim has been filed with respect to the barge removal operation which may allow the Company to recoup a portion of the removal cost.  The Company has since re-nominated and bid on a larger acreage position including the Little Bay lease and additional prospects.

Other increases in operating expense included a $0.6 million increase in lease operating expense associated with chemically treating and cleaning sales lines and flow lines; a $0.5 million increase in workover expense reflecting increased workover activity; a $0.2 million increase in exploration expense reflecting delay rentals associated with new leases and increased field study activities; a $1.3 million increase in DD&A expense associated with increased capital expenditures late in 2012 and into 2013; a $0.4 million increase in G&A expense associated with retention of reservoir engineering consultants and increased headcount; and a $0.4 million increase in severance taxes associated with a reduced number of inactive wells qualifying for certain Louisiana severance tax exemptions.

The net loss for the 2013 quarter reflected the decrease in operating income together with higher interest cost (up $1.0 million), as a result of our add-on note offering closed in late 2012 and partially offset by an increased tax benefit (up $2.6 million).

Operational Highlights

Operational highlights for third quarter 2013 included:

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2 development wells completed;

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9 recompletions undertaken, 6 of which were successful and 1 of which was in progress at quarter end. 3 of the 6 successful recompletions were in our tubing replacement program;

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3 successful workovers completed, including 1 well in our tubing replacement program;

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Plugged and abandoned one high pressure legacy well;

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94 gross (93 net) wells in production at September 30, 2013;

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Federal Gulf of Mexico leases awarded in July 2013, covering 19,814 acres;

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Louisiana state leases awarded in September 2013, covering 857.96 acres in Breton Sound 18, 19 and 32; and

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51,890 gross/net acres, 60% of which were held by production without near-term lease expirations, across 10 fields at September 30, 2013.

The Rocky well targeted an elongated ridge, offsetting the SL 1227 #21 and #22 wells in the 5,800’ sand, which is the main producing reservoir in the Breton Sound 32 field. A seventy-degree pilot hole was drilled followed by a sidetrack with a 750’ lateral completion. This well was our first horizontal well. The Rocky well had an IP rate of gross 600 BOPD, 120 MCFPD on a 16/64” choke with 650# FTP (net 508 BOEPD).

The Zeke also targeted the same 5,800’ sand but in a separate structure to the south-east and was completed as a high angle (82 degrees) directional. The Zeke well also established a previously unbooked uphole recompletion opportunity in the overlying 5,750’ sand, which also produces within the field. The Zeke well had an IP rate of gross 312 BOPD, 89 MCFPD on a 38/64” choke with 480# FTP (net 268 BOEPD).

During Q3 2013, we undertook 9 recompletions, 6 of which were successful and 1 of which was in progress at quarter end, and 3 workovers, all of which were successful.

Plugging and abandonment operations were completed on a non-producing high pressure well in Vermilion 16.

Production Highlights

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Oil and gas production of 151 thousand barrels of oil (“MBO”) and 187 million cubic feet of gas (“MMCFG”), or 182 thousand barrels of oil equivalent (“MBOE”) (82.9% oil), in Q3 2013, down 21.2% from 230 MBOE (59.9% oil) in Q3 2012 and down 19.4% from Q2 2013; and

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Oil and gas production of 461 MBO of oil and 1,061 MMCFG of gas, or 638 MBOE (72.3% oil), for the 2013 nine months period, down 20.9% from 807 MBOE (60.0% oil) for the 2012 nine month period.

The decrease in total production for the quarter and nine months was primarily attributable to declines in natural gas production and, for the nine months, a decline in oil production.  Oil production, while up 9.2% for the quarter, was down 4.7% for the nine month period.  Natural gas production was down 66.3% for the quarter and 45.3% for the nine month period.

The decrease in oil production for the nine month period was principally attributable to flow line problems experienced in Main Pass 46 Field, a shut-in in Main Pass 25 Field during construction projects and natural reservoir decline.  For the quarter, the increase in oil production reflects the addition of production from the North Tiger well during the fourth quarter of 2012 and the addition of production for a portion of the quarter from the Rocky and Zeke wells.

The decrease in natural gas production, for both the quarter and nine months, reflects natural reservoir declines and, for several wells, mechanical and third party issues.  Mechanical and third party issues effecting natural gas production included flow line problems in Main Pass 46 Field which also impacted oil production, work undertaken in Breton Sound 18/32 and the undertaking of a recompletion in the 6200’ sand in the Company’s Four Corners SL 20034 #1 well in Main Pass 46 with the depletion of the 6100’ sand.

Development Plans

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Low risk recompletions, thru-tubing plugbacks and workovers from inventory of approximately 60 proved developed non-producing (“PDNP”) opportunities in 7 fields;

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Development of proved undeveloped (“PUD”) reserves from inventory of approximately 84 PUD opportunities in 26 wellbores in 4 fields;

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Production enhancement program (“PEP”) initiated to restore curtailed and shut-in production from inventory of approximately 20 wells in Grand Bay and Breton Sound 32 fields; 9 wells in PEP program completed to date; and

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Strategic partnerships and joint ventures for risk-sharing on exploratory drilling of deep and ultra-deep prospects at Grand Bay and Vermilion 16 and on new Central Gulf of Mexico leases.

Our near term development plans continue to focus on proved undeveloped opportunities and conversion of PDNP opportunities.  With our increased emphasis on field studies to identify prime prospects within our holdings and recent successes in several fields, and in particular in our horizontal and high angle drilling projects, we intend to focus on bringing forward development prospects with similar characteristics to our proven successes, particularly horizontal and high angle development prospects.  We do not presently anticipate conducting any further development drilling over the balance of 2013 but expect to resume development drilling during the first quarter of 2014.

With respect to our historical recompletion, workover and infrastructure investment program, we expect to continue to invest in selected opportunities to restore and/or increase production from existing wells and upgrade facilities where associated cost/benefit analysis and risks reflect favorable return potential on dollars invested.

With respect to more expensive projects, including deeper prospects and our recently acquired Gulf of Mexico prospects, we are actively engaged in efforts to position one or more of those prospects for development in conjunction with joint venture partners.  To that end, we have retained advisors to assist in various aspects of that undertaking, including retaining a third party engineering firm to evaluate reserves associated with our Gulf of Mexico prospects.  We are targeting initial development of one or more of our deep prospects commencing in 2014, subject to identification of suitable development partners.

Financial Position and CAPEX Highlights

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$9.6 million of cash on hand at September 30, 2013, down from $30.2 million at June 30, 2013;

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$(0.1) million of working capital at September 30, 2013, down from $18.0 million at June 30, 2013;

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$16.4 million of CAPEX for Q3 2013 (including $0.2 million acquisition of State Leases acreage);

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$1.7 million CAPEX budgeted for balance of 2013;

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2013 CAPEX budget fully funded by cash on hand and projected operating cash flow; and

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Working capital adjusted debt to trailing twelve month EBITDAX of 4.0 times.

We continued to fund our operations, including our development program, from cash on hand and operating cash flows.  The 2014 CAPEX budget is not yet finalized. Subject to operating results, in order to support CAPEX at 2013 levels, we may be required to seek additional capital, whether from securing debt financing pursuant to the company’s continuing efforts in that regard or other sources.

Management Comments

Thomas Cooke, Chairman and CEO, commented, “Q3 2013 was a quarter with some exciting developments as well as its share of challenges.  We are pleased to have successfully drilled our first two horizontal wells, Rocky and Zeke, which have delivered superior results as compared to our historical directional drilling results. We are prioritizing additional horizontal prospects already identified and evaluated along with look-alike prospects to other high impact wells and are evaluating additional prospects with a continuing emphasis on adding more impactful wells.

We nominated and successfully bid on two leases in Breton Sound that contain the Panther and Tiger Toux prospects. These prospects contain multiple stacked targets with proved undeveloped reserves and will be part of our near-term drilling program.

We are also progressing in our efforts to ready our newly acquired Gulf of Mexico prospects for presentation to potential development partners.  We have assembled a team of experienced professionals to advise us in regard to all of the key aspects of that effort.  To that end, we have retained an established reserve engineering firm to evaluate those prospects and expect to shortly release their findings regarding reserves associated with our Gulf of Mexico prospects which we believe will include substantial proved undeveloped reserves.

On the production front, we have seen oil production continue to grow but have seen a marked decline in natural gas production. While we are targeting growth in oil production and, due to weak pricing, have invested limited resources directed at natural gas production, we are cognizant of our need to continue to invest in natural gas production to both support gas lift requirements and maintain production and revenues from natural gas wells.

In addition to challenges of maintaining natural gas production levels, we experienced two unusual charges during the latest quarter.  In Vermilion 16 Field we plugged and abandoned one of our few remaining high pressure wells and, in the process, discovered previously unknown completion conditions that resulted in the P&A cost substantially exceeding our prior estimate or the typical cost we expect in future P&A operations.  Additionally, we took a non-cash impairment charge associated with the loss of our Little Bay field when we released the operating agreement. The Little Bay well was temporarily abandoned when the rig deployed on the well was not capable of milling out the existing production packer in the original completion. We were in the process of installing a submersible pump when circulation with the perforations was lost. We ultimately opted to release the Little Bay lease, resulting in the impairment charge, and have re-nominated and bid on the subject acreage and additional acreage where we have identified additional prospects. If we are successful in re-acquiring the Little Bay acreage, the reserves associated with the lease are expected to be reinstated, although the lease is not a near-term focus of future drilling plans.

As we approach the end of 2013, we believe that we have identified the various operating conditions that challenged our operating performance early in the year and have taken steps to remedy those conditions, whether it be third party handling or line pressure issues that are being address with our investment in Main Pass 25 facilities upgrades or lack of adequate gas lift which has contributed to production levels being lower than anticipated.  We are optimistic that our efforts in those regards along with our ongoing field study efforts which have yielded a number of attractive horizontal and other drilling prospects will allow us to drive improving results going forward.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 51,890 gross/net acres , mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding future ability to fund the company’s development program and grow reserves, production, revenues and profitability, ability to reach and sustain target production levels, ability to secure commitments to participate in exploration of deep shelf prospects, ability to secure leases and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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Non-GAAP Financial Measures

Discretionary Cash Flow is a non-GAAP financial measure.

The company defines Discretionary Cash Flow as net income (loss) before income tax expense (benefit), interest expense and depreciation, depletion and amortization excluding interest income, realized gains on out-of-period derivative contract settlements, (gain) loss on the sale of assets, acquisition costs, settlements for prior claims, other various non-cash items (including asset impairments, income from equity investments, stock-based compensation, unrealized (gain) loss on derivative contracts and provision for doubtful accounts), exploration and dry hole costs and costs associated with the company’s bankruptcy.

Discretionary Cash Flow is a supplemental financial measure used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities. Discretionary cash flow should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). Discretionary cash flow excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s Discretionary Cash Flow may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measure to Discretionary Cash Flow:

	For the Three Months Ended September 30,
	2013	2012

Net income (loss) as reported	$(5,725,360)	$(475,003)
Depreciation, depletion and amortization	4,919,418	3,658,002
Deferred income tax expense (benefit)	(2,716,024)	(169,832)
Exploration expense	462,994	213,733
Loss on plugging and abandonment	727,039	-
Impairment	2,179,075	44,276
Accretion expense	638,097	555,504
Stock-based compensation	233,133	204,933
Debt issuance and discount	473,905	325,423
Unrealized loss (gain) on hedges	592,063	6,490
Discretionary Cash Flow	$1,784,340	$4,363,526

EBITDAX is a non-GAAP financial measure.

The company defines EBITDAX as net income (loss) before income tax expense (benefit), interest expense and depreciation, depletion and amortization excluding interest income, realized gains on out-of-period derivative contract settlements, (gain) loss on the sale of assets, acquisition costs, settlements for prior claims, other various non-cash items (including asset impairments, income from equity investments, non-controlling interest, stock-based compensation, unrealized (gain) loss on derivative contracts and provision for doubtful accounts), exploration and dry hole costs and costs associated with the company’s bankruptcy.

EBITDAX is a supplemental financial measure used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses this measure because EBITDAX allows the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. EBITDAX should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). EBITDAX excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measure to EBITDAX:

	For the Three Months Ended September 30,
	2013	2012

Net income (loss) as reported	$(5,725,360)	$(475,003)
Depreciation, depletion and amortization	4,919,418	3,658,002
Deferred income tax expense (benefit)	(2,683,382)	(48,062)
Exploration expense	462,994	213,733
Loss on plugging and abandonment	727,039	-
Impairment expense	2,179,075	44,276
Accretion expense	638,097	555,504
Stock-based compensation	233,133	204,933
Interest expense, net	5,359,828	4,323,185
Reorganization costs	-	43,287
Unrealized loss (gain) on hedges	592,063	6,490
EBITDAX	$6,702,905	$8,526,345